Exhibit 2
PLAN OF CONVERSION
OF
STANDARD MUTUAL HOLDING COMPANY

TABLE OF CONTENTS

1.	INTRODUCTION	1
2.	DEFINITIONS	1
3.	PROCEDURES FOR CONVERSION	7
4.	HOLDING COMPANY APPLICATIONS AND APPROVALS	8
5.	SALE OF SHARES	9
6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES	9
7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY	10
8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)	10
9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)	11
10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)	11
11.	SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS (FOURTH PRIORITY)	12
12.	COMMUNITY OFFERING	12
13.	SYNDICATED COMMUNITY OFFERING	13
14.	ADDITIONAL LIMITATIONS ON PURCHASES	14
15.	PAYMENT FOR SUBSCRIPTION SHARES	15
16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS	16
17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT	17
18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES	17
19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT	18
20.	ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION	20
21.	VOTING RIGHTS OF STOCKHOLDERS	20
22.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION	21
23.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION	21
24.	TRANSFER OF DEPOSIT ACCOUNTS	22
25.	REGISTRATION AND MARKETING	22
26.	TAX RULINGS OR OPINIONS	22
27.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS	22
28.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY	23
29.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK	24
30.	ARTICLES OF INCORPORATION AND BYLAWS	24
31.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE	24
32.	EXPENSES OF CONVERSION	25
33.	AMENDMENT OR TERMINATION OF PLAN	25
34.	CONDITIONS TO CONVERSION	25
35.	INTERPRETATION	25

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EXHIBIT A	FORM OF AGREEMENT OF MERGER BETWEEN STANDARD PA HOLDING COMPANY AND THE HOLDING COMPANY

EXHIBIT B	ARTICLES OF INCORPORATION OF THE HOLDING COMPANY

EXHIBIT C	BYLAWS OF THE HOLDING COMPANY

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PLAN OF CONVERSION OF
STANDARD MUTUAL HOLDING COMPANY
1. INTRODUCTION
     This Plan of Conversion (this “Plan”) provides for the conversion of Standard Mutual Holding Company, a Pennsylvania mutual holding company (the “Mutual Holding Company”), into the capital stock form of organization. The Mutual Holding Company currently owns 100% of the common stock of Standard Bank, PaSB (the “Bank”), a Pennsylvania-chartered stock savings bank. A new stock holding company (the “Holding Company”) will be established as part of the Conversion which will succeed to all the rights and obligations of the Mutual Holding Company and will issue Common Stock in the Conversion. The purpose of the Conversion is to convert the Mutual Holding Company to the capital stock form of organization and to raise capital in the Offering. The Holding Company will offer its Common Stock in the Offering upon the terms and conditions set forth herein. The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of Common Stock in the Community Offering or the Syndicated Community Offering will be at the sole discretion of the Board of Trustees of the Mutual Holding Company and the Board of Directors of the Holding Company.
     The Conversion will have no impact on depositors, borrowers or customers of the Bank. After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law.
     In furtherance of the Bank’s commitment to its community, this Plan provides for the establishment of a charitable foundation as part of the Conversion. The Foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Holding Company and the Bank over the long term. The Holding Company intends to donate to the Foundation cash and shares of Common Stock in an aggregate amount up to 8% of the value of the shares of Common Stock sold in the Offering.
     This Plan has been adopted by the Board of Trustees of the Mutual Holding Company and the Board of Directors of the Bank and will be approved by the Board of Directors of the Holding Company. This Plan also must be approved by a majority of the total votes entitled to be cast by Voting Depositors at a Special Meeting of Voting Depositors to be called for that purpose. Approval of this Plan by the Voting Depositors shall constitute approval of the Merger by Voting Depositors. The Bank Regulators must approve this Plan before it is presented to Voting Depositors for their approval.
2. DEFINITIONS
     For the purposes of this Plan, the following terms have the following meanings:
     Account Holder — Any Person holding a Deposit Account in the Bank.
     Acting in Concert — The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-qualified Employee Stock Benefit Plan will not be deemed to be Acting in Concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.
     Affiliate — Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.
     Appraised Value Range — The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of shares of Common Stock to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range. The maximum of the Appraisal Value Range may be adjusted by up to 15% subsequent to the commencement of the Subscription Offering to reflect regulatory considerations, changes in market or financial conditions or demand for the Common Stock.
     Articles of Merger — The Articles of Merger filed with the Pennsylvania Department of State and the Maryland State Department of Assessments and Taxation, and any similar documents filed with any Bank Regulator or Federal or state governmental agency in connection with the consummation of the Merger and any other merger relating to the Conversion.
     Associate — The term Associate when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Mutual Holding Company, the Holding Company, the Bank or a majority-owned subsidiary of any such party) if the Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Conversion, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any Person who is related by blood or marriage to such Person and who lives in the same home as such Person or who is a Director or Officer of the Mutual Holding Company, the Bank or the Holding Company, or any of their parents or subsidiaries.
     Bank — Standard Bank, PaSB, Murrysville, Pennsylvania.

     Bank Liquidation Account — The account established by the Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion.
     Bank Regulators — The applicable regulatory agency or agencies responsible for reviewing and approving the Conversion, including the ownership of the Bank by the Holding Company and the Merger and any other mergers required to effect the Conversion.
     Code — The Internal Revenue Code of 1986, as amended.
     Common Stock — The common stock, par value $0.01 per share, of the Holding Company. The Common Stock is not insured by the FDIC.
     Community — Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.
     Community Offering — The offering for sale to certain members of the general public directly by the Holding Company of shares not subscribed for in the Subscription Offering.
     Control — (including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. Part 574.
     Conversion — The conversion of the Mutual Holding Company to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the MHC Conversion, the Merger and the Offering.
     Conversion Shares — means Subscription Shares and Foundation Shares.
     Deposit Account — Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.
     Director — A member of the Board of Directors of the Bank or the Holding Company or a member of the Board of Trustees of the Mutual Holding Company, as appropriate in the context.
     Eligible Account Holder — Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.
     Eligible Depositor — Any Eligible Account Holder or Supplemental Eligible Account Holder.
     Eligibility Record Date — The date for determining Eligible Account Holders of the Bank, which is March 31, 2009.

     Employees — All Persons who are employed by the Bank, Holding Company or Mutual Holding Company.
     Employee Plans — Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, including any ESOP and 401(k) Plan.
     ESOP — The Bank’s Employee Stock Ownership Plan and related trust.
     FDIC — The Federal Deposit Insurance Corporation.
     Foundation — Any new and/or existing charitable foundation intended to qualify as an exempt organization under Section 501(c)(3) of the Code that will receive Common Stock and/or cash in connection with the Offering.
     Foundation Shares — Shares of Common Stock issued to the Foundation in connection with the Conversion.
     Holding Company — The corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion. Shares of Common Stock will be issued to Participants and others in the Conversion.
     Independent Appraiser — The independent appraiser retained by the Mutual Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Conversion Shares.
     Liquidation Account — The account established by the Holding Company representing the liquidation interests received by Eligible Account Holders and Supplemental Account Holders in connection with the Conversion in exchange for their interests in the Mutual Holding Company immediately prior to the Conversion, as set forth in this Plan.
     Merger — The merger of Standard PA Holding Company with and into the Holding Company, with the Holding Company as the resulting entity, which shall occur immediately prior to completion of the Conversion, as set forth in this Plan.
     MHC Conversion — The conversion of the Mutual Holding Company from a Pennsylvania mutual holding company to a Pennsylvania stock corporation. The MHC Conversion will occur immediately before the Merger and the completion of the Conversion, as set forth in this Plan.
     Mutual Holding Company — Standard Mutual Holding Company, the mutual holding company that owns 100% of the common stock of the Bank.
     Offering — The offering and issuance, pursuant to this Plan, of Common Stock in a Subscription Offering, Community Offering and/or Syndicated Community Offering, as the case may be. The term “Offering” does not include issuance of the Common Stock to the Foundation.
     Offering Range — The range of the number of shares of Common Stock offered for sale in the Offering. The Offering Range shall be equal to the Appraised Value Range divided by the

Subscription Price, adjusted to reflect Common Stock issued to the Foundation. The maximum and minimum of the Offering Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Offering Range.
     Officer — The term Officer means the president, any vice-president (but not an assistant vice-president, second vice-president, or other vice president having authority similar to an assistant or second vice-president), the secretary, the treasurer, the comptroller, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated. The term Officer also includes the chairman of the Board of Directors or Board of Trustees if the chairman is authorized by the charter or bylaws of the organization to participate in its operating management or if the chairman in fact participates in such management.
     Order Form — Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.
     Other Depositor — A Voting Depositor who is not an Eligible Account Holder or Supplemental Eligible Account Holder.
     Participant — Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder or Other Depositor.
     Person — An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.
     Plan — This Plan of Conversion of the Mutual Holding Company as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.
     Prospectus — The one or more documents used in offering the Subscription Shares.
     Qualifying Deposit — The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.
     Resident — Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall determine residency under this provision. To the extent a Person is a personal benefit plan or trustees, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans or trusts, the circumstances of the trustee shall be examined for purposes of this definition. The Mutual Holding Company and

Holding Company may utilize deposit or loan records of the Bank or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Mutual Holding Company and Holding Company. A Person must be a “Resident” for purposes of determining whether such Person “resides” in the Community as such term is used in this Plan.
     SEC — The Securities and Exchange Commission.
     Special Meeting of Voting Depositors — The special meeting of Voting Depositors, and any adjournments thereof, held to consider and vote upon this Plan.
     Standard PA Holding Company — The Pennsylvania stock corporation resulting from the MHC Conversion. Standard PA Holding Company will be merged with and into the Holding Company in the Merger, with the Holding Company as the surviving entity, immediately prior to the completion of the Conversion as set forth in this Plan.
     Subscription Offering — The offering of Subscription Shares to Participants.
     Subscription Price — The price per Subscription Share to be paid by Participants and others in the Offering. The Subscription Price will be determined by the Board of Directors of the Holding Company and fixed prior to the commencement of the Subscription Offering.
     Subscription Shares — Shares of Common Stock offered for sale in the Offering. Subscription Shares do not include Foundation Shares.
     Supplemental Eligible Account Holder — Any Person, other than Directors and Officers of the Bank or the Mutual Holding Company (unless the Bank Regulators grant a waiver permitting a Director or Officer to be included) and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.
     Supplemental Eligibility Record Date — The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding approval of the application for conversion by the Bank Regulators.
     Syndicated Community Offering — The offering of Subscription Shares through a syndicate of broker-dealers, at the sole discretion of the Holding Company, following commencement of the Subscription Offering.
     Tax-Qualified Employee Stock Benefit Plan — Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code. The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirements. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan that is not so qualified.

     Voting Depositor — Any Person holding a Deposit Account in the Bank as of the Voting Record Date, with such Voting Depositor having one (1) vote for every $100 on deposit as of the Voting Record Date up to a maximum of 1000 votes.
     Voting Record Date — The date fixed by the Directors for determining eligibility to vote at the Special Meeting of Voting Depositors.
3. PROCEDURES FOR CONVERSION
     A. After approval of this Plan by the Board of Trustees of the Mutual Holding Company, this Plan together with all other requisite material shall be submitted to the Bank Regulators for approval. Copies of this Plan will be made available at each office of the Bank for inspection by depositors of the Bank. The Mutual Holding Company and Holding Company will publish a notice of the filing with the Banking Regulators of an application or applications to convert as required by applicable regulations.
     B. Following approval of this Plan by the Bank Regulators, this Plan will be submitted to a vote of the Voting Depositors at the Special Meeting of Voting Depositors. The Mutual Holding Company will mail to all Voting Depositors, at their last known address appearing on the records of the Bank as of the Voting Record Date, a proxy statement in either long or summary form describing this Plan, which will be submitted to a vote of Voting Depositors at the Special Meeting of Voting Depositors. The Holding Company also will mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares. Upon approval of this Plan by a majority of the total number of votes entitled to be cast by Voting Depositors, the Holding Company and Mutual Holding Company will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion. The Conversion must be completed within 24 months of the approval of this Plan by Voting Depositors, unless a longer time period is permitted by governing laws and regulations.
     C. The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations. The choice of which method to use to effect the Conversion will be made by the Board of Trustees of the Mutual Holding Company immediately prior to the closing of the Conversion. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Board of Trustees of the Mutual Holding Company, and applicable federal and state regulations and policy. Approval of this Plan by Voting Depositors also shall constitute approval of each of the transactions necessary to implement this Plan.
(1)	The Holding Company will be organized by a sole incorporator.

(2)	The Mutual Holding Company will convert from a Pennsylvania chartered mutual holding company to a Pennsylvania stock corporation, Standard PA Holding Company, and in connection with the MHC Conversion the liquidation rights of Eligible Depositors, and all other interests of the Bank’s depositors in the Mutual Holding Company, will automatically, without further action on the part of Eligible Depositors and other depositors, be preserved in Standard PA Holding Company.

(3)	Standard PA Holding Company will merge with and into the Holding Company, with the Holding Company as the resulting entity, pursuant to the Agreement of Merger attached hereto as Exhibit A, whereby the Bank will become a wholly-owned subsidiary of the Holding Company and Eligible Depositors will automatically, without further action on the part of the Eligible Depositors, receive an interest in the Liquidation Account in exchange for their liquidation rights and other interests in the Mutual Holding Company.
     D. The Holding Company will offer for sale the Subscription Shares in the Offering.
     E. Prior to the Offering, the Holding Company shall register the issuance of the Subscription Shares and Foundation Shares with the SEC and any appropriate state securities authorities.
     F. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mutual Holding Company shall be automatically transferred to and vested in the Holding Company by virtue of the Conversion without any deed or other document of transfer. The Holding Company, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mutual Holding Company. The Holding Company shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mutual Holding Company immediately prior to the Conversion, including liabilities for all debts, obligations and contracts of the Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of the Mutual Holding Company.
     G. The Articles of Incorporation and Bylaws of the Holding Company shall read in the form of Exhibit B and Exhibit C, respectively.
     H. The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current offices of the Mutual Holding Company.
4. HOLDING COMPANY APPLICATIONS AND APPROVALS
     The Board of Trustees of the Mutual Holding Company and the Boards of Directors of the Holding Company, the Bank and Standard PA Holding Company will take all necessary steps to convert the Mutual Holding Company to stock form, form the Holding Company and complete the Offering. The Mutual Holding Company, Bank and Holding Company shall make timely applications to the Bank Regulators and filings with the SEC for any requisite regulatory approvals to complete the Conversion.

     In addition, the Board of Trustees of the of the Mutual Holding Company and the Boards of Directors of the Holding Company and the Bank intend to take all necessary steps to establish the Foundation and to fund the Foundation in the manner set forth in Section 20.
5. SALE OF SHARES
     The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the proxy statement for the Special Meeting of Voting Depositors. The period for the Subscription Offering will be not less than 20 days nor more than 45 days from the date offering materials are first mailed, unless extended. The Common Stock will not be insured by the FDIC. The Bank will not extend credit to any Person to purchase shares of Common Stock.
     Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in a Community Offering, a Syndicated Community Offering, or in any other manner permitted by the Bank Regulators. The Community Offering, if any, will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the Community. The Community Offering may begin simultaneously or later than the Subscription Offering.
     If feasible, any shares of Common Stock remaining after the Subscription Offering period, and the Community Offering period, should one be conducted, may be offered and sold in a Syndicated Community Offering or in any manner approved by the Bank Regulators that will achieve a widespread distribution of the Common Stock. The issuance of Common Stock in the Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Common Stock in any Syndicated Community Offering is consummated, and only if the required minimum number of shares of Common Stock has been issued.
     All sales of shares of Common Stock must be completed within 45 days after the last day of the Subscription Offering, unless the offering period is extended by the Mutual Holding Company and the Holding Company with the approval of the Bank Regulators.
6. PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES
     The total number of shares, or a range thereof, of Subscription Shares to be offered for sale in the Offering will be determined jointly by the Board of Trustees of the Mutual Holding Company and the Board of Directors of the Holding Company immediately prior to the commencement of the Subscription Offering, and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will be equal to the Appraised Value Range divided by the Subscription Price, adjusted to reflect the issuance of Common Stock to the Foundation. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the Bank Regulators, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the Common Stock.

     In the event that the Subscription Price multiplied by the number of Conversion Shares to be issued in the Offering is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Holding Company and the Mutual Holding Company shall establish, if all required regulatory approvals are obtained.
     Notwithstanding the foregoing, Subscription Shares will not be issued unless, prior to the consummation of the Offering, the Independent Appraiser confirms to the Bank, the Mutual Holding Company, the Holding Company and the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of Conversion Shares to be issued in the Offering multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, or take such other action as the Bank Regulators may permit.
     The Common Stock to be issued in the Offering shall be fully paid and non-assessable.
7. RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY
     The Holding Company may retain up to 50% of the net proceeds of the Offering. The Holding Company believes that the Offering proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated financial services environment and will facilitate the continued expansion through acquisitions of financial service organizations, continued diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Common Stock as permitted by applicable federal and state regulations and policy.
8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)
     A. Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 20,000 shares of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the provisions of Section 14.
     B. In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.
     C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on increased deposits during the year before the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as the Bank Regulators may permit.
9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)
     The Employee Plans of the Holding Company and the Bank shall have subscription rights to purchase in the aggregate up to 10% of the Conversion Shares, including any shares sold in the Offering or issued to the Foundation as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Conversion. Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Mutual Holding Company, Holding Company, Bank or a majority owned subsidiary of any such entity. Alternatively, if permitted by the Bank Regulators, the Employee Plans may purchase all or a portion of such shares in the open market.
10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)
     A. Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 20,000 shares of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of shares Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders and Employee Plans and to the purchase limitations specified in Section 14.

     B. In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.
11.	SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS (FOURTH PRIORITY)
     A. Each Other Depositor shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 20,000 shares of Common Stock or 0.10% of the total number of shares of Common Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and subject to the purchase limitations specified in Section 14.
     B. In the event that such Other Depositors subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated to Other Depositors so as to permit each such subscribing Other Depositor, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Depositor has subscribed. Any remaining shares will be allocated among the subscribing Other Depositors whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Depositor bears to the total amount of the subscriptions of all Other Depositors whose subscriptions remain unsatisfied.
12. COMMUNITY OFFERING
     If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be issued for sale in the Community Offering through a direct community marketing program which may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the

Community, and thereafter to cover orders of other members of the general public, so that each Person in an oversubscribing category of the Community Offering may receive the lesser of 100 shares or the number of shares they ordered, and available remaining shares will be allocated among subscribing Persons whose subscriptions remain unfilled in an equal number of shares basis per order. In connection with the allocation, orders received for shares in the Community Offering will be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal-number-of-shares basis per order. The Mutual Holding Company and Holding Company shall use their best efforts consistent with this Plan to distribute Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock. The Mutual Holding Company and Holding Company reserve the right to reject any or all orders, in whole or in part, which are received in the Community Offering. Any Person may purchase up to 20,000 shares of Common Stock in the Community Offering, subject to the purchase limitations specified in Section 14.
13. SYNDICATED COMMUNITY OFFERING
     If feasible, the Board of Directors of the Mutual Holding Company and the Holding Company may determine to offer Subscription Shares not issued in the Subscription Offering or the Community Offering, if any, in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Mutual Holding Company or Holding Company, in a manner that will achieve the widest distribution of the Common Stock, subject to the right of the Mutual Holding Company or Holding Company to accept or reject in whole or in part any subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to 20,000 shares of Common Stock, subject to the purchase limitations specified in Section 14. Unless the Bank Regulators permit otherwise, orders received for shares in a Syndicated Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal-number-of-shares basis per order.
     Provided that the Subscription Offering has commenced, the Holding Company may commence the Syndicated Community Offering at any time, provided that the completion of the offer and sale of the Common Stock will be conditioned upon the approval of this Plan by Voting Depositors.
     If for any reason a Syndicated Community Offering of shares of Common Stock not sold in the Subscription Offering or Community Offering if any, cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription Offering or any Community Offering or Syndicated Community Offering, if possible, the Holding Company will make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the Bank Regulators.

14. ADDITIONAL LIMITATIONS ON PURCHASES
     In addition to the limitations set forth elsewhere in this Plan, the following limitations shall apply to all purchases and issuances of shares of Subscription Shares:
     A. The maximum number of shares of Common Stock that may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert shall not exceed 30,000 shares of Common Stock, except that the Employee Plans may subscribe for up to 10% of the Common Stock sold in the Offering and issued to the Foundation (including shares sold in the Offering or issued to the Foundation in the event of an increase in the maximum of the Offering Range of 15%).
     B. The maximum number of shares of Common Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate, shall not exceed 27% of the shares of Common Stock sold in the Offering and issued to the Foundation.
     C. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.
     If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such Person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.
     Depending upon market or financial conditions, the Board of Directors of the Holding Company and the Board of Trustees of the Mutual Holding Company, with the receipt of any required approvals of the Bank Regulators and without further approval of Voting Depositors, may decrease or increase the purchase limitations in this Plan; provided, that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares sold in the Offering except as provided below. If the Mutual Holding Company or Holding Company increase the maximum purchase limitations, the Mutual Holding Company or Holding Company are only required to resolicit Participants who subscribed for the maximum purchase amount in the Subscription Offering. In the event that the maximum purchase limitation is increased to 5% of the shares of Common Stock sold in the Offering, such limitation may be further increased to 9.99% of shares of Common Stock sold in the Offering; provided, that orders for Common Stock exceeding 5% of the shares of Common Stock sold in the Offering shall not exceed in the aggregate 10% of the total shares of Common Stock sold in the Offering. Requests to purchase additional Subscription Shares in the event that the purchase limitation is so increased will be determined by the Board of Trustees of the Mutual Holding Company and the Board of Directors of the Holding Company in their sole discretion.
     In the event of an increase in the total number of shares offered in the Subscription Offering due to an increase in the maximum of the Offering Range of up to 15% (the “Adjusted Maximum”), the additional shares may be used to fill the orders of Employee Plans before all other orders and then will be allocated in accordance with the priorities set forth in this Plan.
     For purposes of this Section 14, (i) Directors, Officers and employees of the Bank, the Mutual Holding Company and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in paragraphs A. and B. of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.
     Each Person purchasing Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.
15. PAYMENT FOR SUBSCRIPTION SHARES
     All payments for Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank or Holding Company, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Offering. Subscription funds will be held in a segregated account at the Bank or, at the discretion of the Bank, at another insured depository institution.
     Payment for Common Stock subscribed for shall be made by personal check, money order or bank draft, provided that, if permitted by the Banking Regulators, in the event of a resolicitation required as a result of an increase in the purchase limitations as described in Section 14, personal checks may not be used for payment for Common Stock. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account but may not be used by the subscriber during the Subscription and

Community Offerings. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received in check, money order or bank draft will be paid by the Bank at not less than the passbook rate on payments for Common Stock. Such interest will be paid from the date payment is processed by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore, will not do so.
16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS
     As soon as practicable after the registration statement prepared by the Holding Company has been declared effective by the SEC and the stock offering materials have been approved by the Bank Regulators, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Depositors at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those Persons to whom a Prospectus is delivered.
     Each Order Form will be preceded or accompanied by a Prospectus describing the Holding Company, the Mutual Holding Company, the Bank, the Common Stock and the Offering. Each Order Form will contain, among other things, the following:
     A. A specified date by which all Order Forms must be received by the Mutual Holding Company or Holding Company, which date shall be not less than 20 days, nor more than 45 days, following the date on which the Order Forms are first mailed to a Participant by the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;
     B. The Subscription Price per share for shares of Common Stock to be sold in the Offering;
     C. A description of the minimum and maximum number of Subscription Shares that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offering;
     D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such Person elects to subscribe and the available alternative methods of payment therefor;
     E. An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

     F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Mutual Holding Company or Holding Company within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and
     G. A statement to the effect that the executed Order Form, once received by the Mutual Holding Company or Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.
     Notwithstanding the above, the Mutual Holding Company or Holding Company reserve the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.
17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT
     In the event Order Forms (a) are not delivered by the United States Postal Service, (b) are not received back by the Mutual Holding Company or Holding Company or are received by the Mutual Holding Company or Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the Account Holder, the subscription rights of the Participant to whom such rights have been granted will lapse as though such Participant failed to return the completed Order Form within the time period specified thereon; provided, however, that the Mutual Holding Company or Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Mutual Holding Company or Holding Company may specify. The interpretation by the Mutual Holding Company or Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.
18. RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES
     The Mutual Holding Company and Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Participants entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Participant will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Participant resides in a foreign country, or in a state of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (C) such registration or qualification would be impracticable for reasons of cost or otherwise.
19. ESTABLISHMENT OF LIQUIDATION ACCOUNT
     A Liquidation Account shall be established by the Holding Company at the time of the Conversion in an amount equal to the Mutual Holding Company’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering. Following the Conversion, the Liquidation Account will be maintained for the benefit of the Eligible Depositors who continue to maintain their Deposit Accounts at the Bank. Each Eligible Depositor shall, with respect to his or her Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided. The Holding Company shall cause the Bank to establish and maintain the Bank Liquidation Account for the Eligible Depositors who continue to maintain their Deposit Accounts at the Bank.
     In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts) each Eligible Depositor shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for such Account Holder’s Deposit Account, before any liquidation distribution may be made to any holders of the Holding Company’s capital stock. A merger, consolidation or similar combination with another depository institution, in which the Holding Company and/or the Bank is not the surviving entity, shall not be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving holding company or institution.
     In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors of the Bank (including those to Account Holders to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of liquidation to fund the obligations under the Liquidation Account, the Bank with respect to the Bank Liquidation Account shall immediately pay directly to each Eligible Depositor an amount necessary to fund the Holding Company’s remaining obligation under the Liquidation Account, before any liquidation distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors. Each Eligible Depositor shall be entitled to receive a distribution from the Liquidation Account with respect to the Holding Company, in the amount of the then adjusted subaccount balance for his or her Deposit Account then held, before any distribution may be made to any holders of the Holding Company’s capital stock.
     In the event of a complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Depositor shall be treated as surrendering such Person’s rights to the Liquidation Account and receiving from the Holding Company an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account were the Liquidation Account (except that the Holding Company shall cease to exist).
     The initial subaccount balance for a Deposit Account held by an Eligible Depositor shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such Account Holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Depositors. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Account on each such record date. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.
     If, at the close of business on any annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Depositor is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.
     The creation and maintenance of the Liquidation Account and the Bank Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Holding Company or the Bank. Neither the Holding Company nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below: (i) the amount required for the Liquidation Account and the Bank Liquidation Account, as applicable; or (ii) the regulatory capital requirements of the Holding Company (to the extent applicable) or the Bank. Eligible Depositors do not retain any voting rights in either the Holding Company or the Bank based on their liquidation subaccounts.
     The amount of the Bank Liquidation Account shall equal at all times the amount of the Liquidation Account, and in no event will any Eligible Depositor be entitled to a distribution exceeding such holder’s subaccount balance in the Liquidation Account.
     For the two-year period following the completion of the Conversion, the Holding Company will not without any prior approval required by Bank Regulators: (i) sell or liquidate the Holding Company, or (ii) cause the Bank to be sold or liquidated. The Holding Company shall eliminate or transfer the Liquidation Account to the Bank and the Liquidation Account shall be assumed by the Bank, at which time the interests of Eligible Depositors will be solely and exclusively established in the Bank Liquidation Account. In the event such transfer occurs, the Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall become the liquidation account of the Bank and shall not be subject in any manner or amount to the claims of the Holding Company’s creditors. Approval of the Plan of Conversion by the Voting Depositors shall constitute approval of the transactions described therein.
20.	ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION
     As part of the Conversion, the Holding Company and the Bank intend to establish the Foundation, which will qualify as an exempt organization under Section 501(c)(3) of the Code, and to donate to the Foundation cash and shares of Common Stock in an aggregate amount up to 8% of the value of the shares of Common Stock sold in the Offering. The Foundation is being formed in connection with the Conversion in order to complement the Bank’s existing community reinvestment activities and to share with the communities in which the Bank conducts its business a part of the Bank’s financial success as a community minded, financial services institution. The funding of the Foundation with Common Stock and cash accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long term.
     The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Foundation Shares.
     The board of directors of the Foundation generally will be comprised of individuals who are Officers and/or Directors of the Holding Company or the Bank, except that, for a period of five years after the organization of the Foundation, except for temporary periods resulting from death, resignation, removal or disqualification, (i) at least one director of the Foundation will be an independent director who is unaffiliated with the Holding Company and the Bank, who is from the Bank’s local community and who has experience with local community charitable organizations and grant making, and (ii) at least one director shall be a person who is also a member of the board of directors of the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.
     Establishment of the Foundation must be approved by a majority of the total number of votes eligible to be cast by Voting Depositors.
21. VOTING RIGHTS OF STOCKHOLDERS
     Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

22. RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION
     A. All shares of Common Stock purchased by Directors or Officers of the Holding Company, Bank and Mutual Holding Company in the Offering shall be subject to the restriction that, except as provided in this Section 22 or as may be approved by the Bank Regulators, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.
     B. The restriction on disposition of Subscription Shares set forth above in this Section 22 shall not apply to the following:
(1)	Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate federal regulatory agency; and

(2)	Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.
     C. With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:
(1)	Each certificate representing shares restricted by this section shall bear a legend prominently stamped on its face giving notice of the restriction;

(2)	Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

(3)	Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.
23.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION
     For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Bank Regulators, any outstanding shares of Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.
24. TRANSFER OF DEPOSIT ACCOUNTS
     Each Person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following the Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).
25. REGISTRATION AND MARKETING
     Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Offering pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the requirement to maintain the registration of such securities for three years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Common Stock and to list those securities on a national or regional securities exchange.
26. TAX RULINGS OR OPINIONS
     Consummation of the Conversion is expressly conditioned upon prior receipt by the Mutual Holding Company, Holding Company or Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling, an opinion of counsel, or a letter of advice from their tax advisor with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Mutual Holding Company, Holding Company or Bank, or the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.
27. STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS
     A. The Holding Company and Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Offering, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.
     B. The Holding Company and Bank are authorized to enter into employment agreements and change in control agreements with their executive officers.
     C. The Holding Company and Bank are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to any applicable requirements of federal regulations. The Holding Company and the Bank intend to implement a stock option plan and a restricted stock award plan no earlier than six months after completion of the Conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the Conversion, the stock option plan will reserve a number of shares equal to up to 10% of the shares sold in the Offering and issued to the Foundation and the stock award plan will reserve a number of shares equal to up to 4% of the shares sold in the Offering and issued to the Foundation (unless the Bank’s tangible capital is less than 10% upon completion of the Offering in which case the stock award plan will reserve a number of shares equal to up to 3% of the shares sold in the Offering and issued to the Foundation) for awards to employees and directors at no cost to the recipients, subject to adjustment as may be required by regulations or policy of the Bank Regulators to reflect stock options or stock awards previously granted by the Bank. Shares for such plans may be issued out of authorized but unissued shares, treasury shares or repurchased shares. Any stock option plan, restricted stock award plan or other Non Tax Qualified Employee Stock Benefit Plan implemented more than 12 months following the completion of the Conversion will not be subject to the foregoing restrictions.
28. RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY
A.	(1) The charter of the Bank shall contain a provision stipulating that no person, except the Holding Company, for a period of five years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank, without the prior written approval of the Bank Regulators. In addition, such charter shall also provide that for a period of five years following the closing date of the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of Directors.

(2)	For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank without the prior written consent of the Bank Regulators.
     B. The Articles of Incorporation of the Holding Company shall contain a provision stipulating that in no event shall any record owner of any outstanding shares of Common Stock that are beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock, be entitled or permitted to any vote with respect to any shares held in excess of the limit. In addition, the Articles of Incorporation and Bylaws of the Holding Company may contain provisions which prohibit cumulative voting for the election of directors and provide for staggered terms of the directors, impose certain requirements for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.
     C. For the purposes of this Section 28:
(1)	The term “person” includes an individual, a firm, a corporation or other entity;

(2)	The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(3)	The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4)	The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 77b(a)1.
29. PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK
     A. The Holding Company shall comply with any applicable regulation in the repurchase of any shares of its capital stock following consummation of the Conversion. The Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce its capital below the amount then required for the Liquidation Account.
     B. The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce its capital below its federal or state regulatory capital requirements.
30. ARTICLES OF INCORPORATION AND BYLAWS
     By voting to approve this Plan, Voting Depositors will be voting to adopt the Articles of Incorporation and Bylaws for the Holding Company attached as Exhibits B and C to this Plan.
31. CONSUMMATION OF CONVERSION AND EFFECTIVE DATE
     The Effective Date of the Conversion shall be the date upon which the Articles of Merger shall be filed with respect to the Merger. The Articles of Merger shall be filed after all requisite regulatory, board of director and depositor approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The closing of the sale of all shares of Common Stock sold in the Offering shall occur simultaneously on the effective date of the closing.

32. EXPENSES OF CONVERSION
     The Mutual Holding Company, the Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the MHC Conversion, the Merger and the Offering, and such parties shall use their best efforts to assure that such expenses are reasonable.
33. AMENDMENT OR TERMINATION OF PLAN
     If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the Bank Regulators or otherwise at any time prior to solicitation of proxies from Voting Depositors to vote on this Plan by the Board of Trustees of the Mutual Holding Company, and at any time thereafter by the Board of Trustees of the Mutual Holding Company with the concurrence of the Bank Regulators. Any amendment to this Plan made after approval by Voting Depositors with the approval of the Bank Regulators shall not require further approval by Voting Depositors unless otherwise required by the Bank Regulators. The Board of Trustees of the Mutual Holding Company may terminate this Plan at any time prior to the Special Meeting of Voting Depositors to vote on this Plan, and at any time thereafter with the concurrence of the Bank Regulators.
     By adopting this Plan, Voting Depositors authorize the Board of Trustees of the Mutual Holding Company to amend or terminate this Plan under the circumstances set forth in this Section 33.
34. CONDITIONS TO CONVERSION
     Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:
     A. Prior receipt by the Mutual Holding Company or the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 26;
     B. The issuance of the Subscription Shares offered in the Offering; and
     C. The completion of the Conversion within the time period specified in Section 3.
35. INTERPRETATION
     All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Trustees of the Mutual Holding Company shall be final, subject to the authority of the Bank Regulators.
Dated: May 18, 2010, as amended on June 8, 2010.

EXHIBIT A
FORM OF AGREEMENT OF MERGER BETWEEN STANDARD PA HOLDING
COMPANY AND THE HOLDING COMPANY

FORM OF AGREEMENT OF MERGER BETWEEN STANDARD PA HOLDING
COMPANY AND HOLDING COMPANY
     THIS AGREEMENT OF MERGER (the “Merger Agreement”) dated as of                     , is made by and among                      (“Standard PA Holding Company”) and Standard Financial Corp. (the “Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion (the “Plan”) of Standard Mutual Holding Company, a Pennsylvania mutual holding company that owns 100% of the stock of Standard Bank PaSB (the “Bank”), dated May 18, 2010, as amended, unless otherwise defined herein.
R E C I T A L S:
     1. The Holding Company is a Maryland stock corporation.
     2. Standard PA Holding Company is a Pennsylvania stock corporation resulting from the MHC Conversion, whereby, immediately prior to the Merger, Standard Mutual Holding Company will convert from the mutual form of organization to the stock form of organization, as set forth in the Plan.
     3. At least a majority of the members of the board of directors of Standard PA Holding Company, and at least a majority of the entire board of directors of the Holding Company have approved this Merger Agreement whereby Standard PA Holding Company will merge with and into the Holding Company with the Holding Company as the surviving or resulting corporation (the “Merger”), and have authorized the execution and delivery of this Merger Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:
     1. Merger. At and on the Effective Date of the Merger, Standard PA Holding Company will merge with and into the Holding Company with the Holding Company as the resulting entity (“Resulting Corporation”) whereby the Bank will become a wholly owned subsidiary of the Holding Company and Eligible Depositors of the Bank will automatically, without further action on the part of the Eligible Depositors, receive an interest in the Liquidation Account in exchange for their ownership interests in Standard PA Holding Company.
     2. Effective Date. The Merger shall not be effective until and unless (i) the Plan is approved by the Bank Regulators, the board of directors of the Holding Company, the board of directors of Standard PA Holding Company, and at least a majority of the eligible votes of Voting Depositors, and (ii) the Articles of Merger shall have been filed with respect to the Merger. Approval of the Plan by the Voting Depositors shall constitute approval of the MHC Conversion, the Merger and the Merger Agreement by the Voting Depositors.
     3. Name. The name of the Resulting Corporation shall be Standard Financial Corp.
     4. Offices. The main office of the Resulting Corporation shall be 4785 Old William Penn Highway, Murrysville, Pennsylvania.

     5. Directors and Officers. The directors and officers of the Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.
     6. Rights and Duties of the Resulting Corporation. At the Effective Date, Standard PA Holding Company shall be merged with and into the Holding Company with the Holding Company as the Resulting Corporation. The business of the Resulting Corporation shall be as provided in its Articles of Incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Holding Company and Standard PA Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the Merger without any deed or other document of transfer. The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Holding Company and Standard PA Holding Company. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Holding Company and Standard PA Holding Company immediately prior to the Merger, including liabilities for all debts, obligations and contracts of the Holding Company and Standard PA Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Holding Company or Standard PA Holding Company. All rights of creditors and other obligees and all liens on property of the Holding Company and Standard PA Holding Company shall be preserved and shall not be released or impaired.
     7. Rights of Stockholders. At the Effective Date, 100% of the Bank’s issued and outstanding common stock will be owned by the Resulting Corporation and Eligible Depositors of the Bank will automatically, without further action on the part of the Eligible Depositors, receive an interest in the Liquidation Account in exchange for their ownership interests in Standard PA Holding Company.
     8. Other Terms. All terms used in this Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Merger Agreement and the Conversion.

A-2

     IN WITNESS WHEREOF, the Holding Company and Standard PA Holding Company have caused this Merger Agreement to be executed as of the date first above written.

Holding Company

ATTEST:

By:
Secretary		Timothy K. Zimmerman
President and Chief Executive Officer

Standard PA Holding Company

ATTEST:

By:

Secretary		Timothy K. Zimmerman
President and Chief Executive Officer

A-3

EXHIBIT B
ARTICLES OF INCORPORATION OF THE HOLDING COMPANY

EXHIBIT C
BYLAWS OF THE HOLDING COMPANY